                       CONSENT OF INDEPENDENT AUDITORS


We consent ot the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-71819) and related Prospectus of Sunbeam Corporation for the registration of $2,014,000,000 Zero Coupon Convertible Senior Subordinated Debentures due 2018 (Debentures) and up to 13,242,050 shares of common stock issuable upon conversion of the Debentures and to the inclusion therein of our report dated April 15, 1999, with respect to the consolidated financial statements of The Coleman Company, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
Wichita, Kansas
May 12, 1999